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                                                                   Exhibit 10.35

         AGREEMENT made this 6th day of August 1997 by and between Target Mailing Lists Inc., a New York Corporation with offices at 275 Madison Avenue, New York, N.Y. 10016 (hereinafter "Target"), and Adrien Arpel, Inc., with offices at 720 Fifth Avenue, New York, N.Y. 10019 (hereinafter "AAI").

         WHEREAS Target is in the business of acting as an agent, broker and media representative in connection with advertising placement, the sale of advertising space in various publications, and

         WHEREAS AAI desires to engage the services of Target to place advertisements in publications for a kit containing products selected by AAI (the "Kit") in accordance with the terms of this Agreement. The initial Kit shall be specially selected by AAI for marketing under this Agreement.

         NOW, THEREFORE, the parties agree as follows:

                  1. AAI and Target will jointly approve the content of advertisements as well as the scheduling of the advertisements in connection with the sale of the Kit, it being understood that AAI may object to any advertisement for any reason. AAI and Target shall jointly agree on the schedule for such advertising. The publications and dates shall be selected from publications and dates which Target advises AAI available.

                  2. Target shall advance all production costs for all advertisements placed by Target on behalf of AAI and AAI shall advance all creative costs. Such advances shall be recouped as provided in paragraph 4 of this Agreement. All creative and
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                                                                   Exhibit 10.35

production costs for advertisements placed by Target on behalf of AAI pursuant to the Agreement shall require approval of AAI before such costs are incurred.

                  3. Target shall place all approved AAI advertising material and shall advance all media charges for such advertising material.

                  4. Expenses incurred by Target and AAI hereunder as well as third party costs incurred by them shall be reimbursed pro rata from gross revenues received from the sale of the Kit. For purposes of this Agreement the term gross revenues shall mean all revenue received from purchases of the Kit generated in direct response to the advertising material placed by Target. It shall not include further sales generated from customers initially obtained from such advertising material. The expenses to be reimbursed shall include:

                           a.       sales and use taxes;

                           b. actual amounts paid to third parties for advertising, creative and production costs without any mark-up or profit to Target or AAI;

                           c. AAI's direct cost for the Kit including in addition to all material costs the cost of fulfillment, refunds, postage, handling of refunds and direct talent costs; and

                           d. AAI's administrative cost which the parties have agreed shall be an amount equal to 75% of AAI's direct cost for the Kit, unless otherwise agreed upon.

                  5. All amounts remaining after payment of reimbursed expenses out of gross revenues shall be allocated as follows:
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                                                                   Exhibit 10.35

                           49.5% to Target; 40.5% to AAI, and 10% to Ben White.

                  6. The calculation of amounts distributable to Target, AAI and Ben White shall be made and paid monthly during the term of this Agreement and shall be calculated on a continuing, cumulative basis. Accompanying each payment to Target shall be a detailed report setting forth the basis of the calculation. This report will list the cumulative gross revenue to date, the cumulative expenses incurred and the amount due to each party. The amount due will be less any monies already paid pursuant to the terms of this Agreement.

                  7. AAI shall have complete responsibility for handling or arranging for handling fulfillment, customer service, refunds and compliance with the FTC Mail Order Trade Regulations Rule and all other applicable federal, state and local laws relating to the sale of AAI Kits and/or services.

                  8. AAI acknowledges that Target is acting only as its agent in the placement of advertisements and that Target has no responsibility for the content of the advertisements or for the production or sale of the Kit being advertised. Accordingly, if any claim is made or litigation or proceeding is instituted against Target in connection with consumer use of the Kit being advertised or AAI's failure to furnish the Kit advertised, or copyright violation, or for nay act of omission on AAI's Kit and/or service advertised, or arising out of the content of the advertisements. AAI shall indemnify Target against all liability and expenses incurred by Target in connection therewith.

                  9. This Agreement shall be in effect for eighteen months from the date of this Agreement. If the advertising that Target places for AAI sells more than $1,500,000, in retail sales of the Kit within a one year period, from the date that the
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advertisement first appears in the media, then this Agreement shall be automatically renewed indefinitely until terminated pursuant to paragraph 12.

                  10. AAI may designate further products to be designated as Kits under this Agreement for which Target shall act in the same capacity. However, it is understood and agreed that AAI has no obligation to add other products hereunder. Target shall have a right of first negotiation on any new Kits to be offered in this manner. Any additional Kit designated hereunder shall be subject to the same terms as provided under this Agreement.

                  11. Target will not be responsible for any delays or failures by any publication to print or distribute the advertising it is placing on behalf of AAI because of fire, flood, war, riot, accident, interruption of or delay in transportation, strikes, changes in laws or regulations or some other causes beyond Target's control. In no event will Target be responsible for any direct indirect, or consequential damages arising from any cause.

                  12. In the event that David Palgon ceases to be the principal stockholder and chief executive officer of Target, AAI shall have the right to terminate this Agreement. Such termination shall not affect all accrued rights of Target through the date of termination. Target shall not have the right to assign this Agreement without the prior written consent of AAI.

                  13. Any and all controversies arising under this agreement or in connection with the existence, execution or validity thereof shall be settled by arbitration in New York, New York, under the rules of the American
Arbitration Association, and
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                                                                   Exhibit 10.35

any decision or judgment resulting there from may be entered in any court of competent jurisdictions.

                  14. This Agreement represents the entire understanding between the parties hereto and may only be amended in writing by a document executed by both parties.

Agreed to:                                       Agreed to:

S/David Palgon                                   S/Elisabeth Fayer
David Palgon                                     Elisabeth Fayer
President                                        Chairman & CEO
Target Mailing Lists, Inc.                       Adrien Arpel, Inc.